UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   C. Ray Holman
   Mallinckrodt, Inc.
7733 Forsyth Blvd., Ste 1080
   MO, St. Louis 63105
2. Issuer Name and Ticker or Trading Symbol
   BANK OF AMERICA CORPORATION (BAC)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   9/25/2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |6/28/ |J   |V|44.44             |A  |           |5247.178           |D     |                           |
                           |2002  |1   | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Phantom Stock         |        |7/31/|J   |V|131.26     |A  |     |     |Common Stock|131.26 |       |            |D  |            |
                      |        | 2002|2   | |           |   |     |     |            |       |       |            |   |            |
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Phantom Stock         |        |9/25/|J   | |47.24      |A  |     |     |Common Stock|47.24  |       |7000.2316   |D  |            |
                      |        | 2002|3   | |           |   |     |     |            |       |       |            |   |            |
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Option, Right to Buy  |$71.50  |     |    | |           |   |     |04/24|Common Stock|       |       |4000        |D  |            |
                      |        |     |    | |           |   |     |/2012|            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1. Shares acquired under the Bank of America Corporation SharesDirect Plan.
2. Phantom stock units acquired between April 24, 2002 and July 31, 2002. Phantom Stock Units may be settled upon death or termination of service as a director.
3. Phantom stock units may be settled upon death or termination of service as a director.